ROCKY BRANDS, INC.

Rocky Brands, Inc. Announces 2020 Second Quarter Results

Second Quarter Diluted Earnings Per Share of $0.33

Retail Sales Increased 15.8% to $16.3 Million

Cash Flow from Operations Increased by  $4.7 Million

Company had Cash and Cash Equivalents of $25.8 Million and Zero Debt at June 30, 2020

NELSONVILLE, Ohio, July 28, 2020 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its second quarter ended June 30, 2020.

Second Quarter 2020 and Year-to-Date Sales and Income

Second quarter net sales were $56.2 million compared to $62.0 million in the second quarter of 2019. The Company reported second quarter net income of $2.4 million, or $0.33 per diluted share compared to net income of $3.2 million, or $0.42 per diluted share in the second quarter of 2019. Adjusted net income for the second quarter of 2020, which excludes expenses related to the temporary closure of the Company’s manufacturing facilities due to COVID-19, was $3.2 million, or $0.44 per diluted share.

Net sales for the first six months of 2020 were $111.9 million compared with $127.9 million for the first six months of 2019. The Company reported net income of $3.6 million, or $0.49 per diluted share, and net income of $6.8 million, or $0.91 per diluted share for the six months ended June 30, 2020 and 2019, respectively. Adjusted net income for the first six months of 2020, which excludes expenses related to the temporary closure of the Company’s manufacturing facilities due to COVID-19, was $5.2 million, or $0.71 per diluted share.

Jason Brooks, President and Chief Executive Officer, commented, “Our business exhibited increasing strength as the quarter progressed despite the ongoing challenges created by COVID-19. The work we’ve done over the past several years strengthening our brands and product lines, enhancing our marketing programs and building out our digital capabilities has allowed us to capitalize on the accelerated shift in consumer spending online brought on by the pandemic. Between our branded websites and online marketplaces, total digital sales increased triple digits on a percentage basis in the second quarter driven by existing customers and a dramatic increase in new customer acquisition. Meanwhile, the strong relationships we have forged with our key wholesale accounts helped us weather the slowdown at brick and mortar retail from reduced traffic and store closures.  As lockdown restrictions began to ease in many areas of the country midway through the second quarter, we experienced a significant pick up in weekly sell-through at retail. Given the circumstances, we are pleased with our recent performance and encouraged as this momentum has carried into July. While there is still uncertainty about the ultimate impact that COVID-19 will have on our industry and the overall economy, I am confident that our business model and balance sheet, which featured over $25 million in cash and cash equivalents and no debt at the end of the second quarter, have Rocky Brands well positioned to navigate the current headwinds and emerge from the pandemic poised for long-term success.”

Second Quarter Review

Net sales for the second quarter declined 9.3% to $56.2 million compared to $62.0 million a year ago. Wholesale sales for the second quarter declined 15.6% to $34.3 million compared to $40.6 million for the same period in 2019. Retail sales for the second quarter increased 15.8% to $16.3 million compared to $14.1 million for the same period last year. Military segment sales for the second quarter were $5.6 million compared to $7.2 million in the second quarter of 2019.

Gross margin in the second quarter of 2020 was $19.5 million, or 34.6% of sales, compared to $21.4 million, or 34.6% of sales, for the same period last year. Adjusted gross margin for the second quarter of 2020, which excludes approximately $1.0 million in expenses related to the temporary closure of the Company’s manufacturing facilities due to COVID-19, was $20.4 million, or 36.4% of sales. The 180 basis point increase was driven primarily by a higher percentage of retail sales, which carry higher gross margins than wholesale and military sales, and higher retail margins year over year, partially offset by lower wholesale and military margins compared to 2019.

Operating expenses were $16.4 million, or 29.1% of net sales, for the second quarter of 2020 compared to $17.5 million, or 28.2% of net sales, a year ago. The decrease in operating expenses was driven primarily by lower variable expenses associated with the decrease in sales.

Income from operations for the second quarter of 2020 was $3.1 million, or 5.5% of net sales compared to $3.9 million for the same period a year ago, or 6.4% of net sales. Adjusted operating income for the second quarter of 2020 was $4.1 million, or 7.3% of net sales.

Balance Sheet Review

Cash and cash equivalents increased $10.1 million, or 64.4%, to $25.8 million at June 30, 2020 compared to $15.7 million on the same date a year ago. During the second quarter of 2020, the Company repaid the $20 million it drew down on its credit facility in March 2020 as a precautionary measure in response to COVID-19. As of June 30, 2020, the Company had zero debt and $60 million in available borrowings on its credit facility.

Inventory at June 30, 2020 decreased 3.8% to $74.5 million compared to $77.5 million on the same date a year ago.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, the Company presents the following non-GAAP financial measures: “adjusted net income,” “adjusted net income per share” and “adjusted gross margin.” Adjusted results exclude the impact of items that management of the Company believes affect the comparability or underlying business trends in its consolidated financial statements in the periods presented.  The Company believes that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. The Company believes they also provide a useful baseline for analyzing trends in its operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review second quarter 2020 results will be broadcast live over the internet today, Tuesday, July 28, 2020 at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 (domestic) or (201) 493-6725 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company’s ability to face near-term challenges related to the COVID-19 pandemic (paragraph 4), the Company’s ability to sustain its recent momentum in performance (paragraph 4), and the Company’s positioning to navigate current headwinds and emerge from the pandemic poised for long-term success (paragraph 4). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2019 (filed March 6, 2020) and quarterly report on Form 10-Q for the quarter ended March 31, 2020 (filed May 7, 2020). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30,	December 31,	June 30,
	2020	2019	2019
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$25,832	$15,518	$15,715
Trade receivables – net	35,362	45,585	40,910
Contract receivables	1,254	4,746	1,959
Other receivables	402	366	152
Inventories – net	74,546	76,731	77,458
Income tax receivable	-	150	1,361
Prepaid expenses	3,358	3,030	2,819
Total current assets	140,754	146,126	140,374
LEASED ASSETS	1,554	1,743	1,282
PROPERTY, PLANT & EQUIPMENT – net	28,450	27,423	24,041
IDENTIFIED INTANGIBLES – net	30,224	30,240	30,256
OTHER ASSETS	348	294	279
TOTAL ASSETS	$201,330	$205,826	$196,232

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$15,962	$15,776	$20,182
Contract liabilities	1,254	4,746	1,959
Accrued expenses:
Salaries and wages	1,304	3,044	2,100
Taxes - other	778	967	667
Accrued freight	417	867	476
Commissions	392	608	491
Accrued duty	3,954	3,824	2,603
Other	2,176	1,702	1,767
Total current liabilities	26,237	31,534	30,245
LONG-TERM TAXES PAYABLE	169	169	169
LONG-TERM LEASE	967	1,158	776
DEFERRED INCOME TAXES	8,108	8,108	7,780
DEFERRED LIABILITIES	219	201	221
TOTAL LIABILITIES	35,700	41,170	39,191
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding June 30, 2020 7,312,217; December 31, 2019 - 7,354,970 and June 30, 2019 - 7,393,851	67,390	67,993	69,013
Retained earnings	98,240	96,663	88,028
Total shareholders' equity	165,630	164,656	157,041
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$201,330	$205,826	$196,232

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
NET SALES	$56,186	$61,959	$111,905	$127,888
COST OF GOODS SOLD	36,724	40,518	73,124	83,469
GROSS MARGIN	19,462	21,441	38,781	44,419

OPERATING EXPENSES	16,363	17,498	34,169	35,976

INCOME FROM OPERATIONS	3,099	3,943	4,612	8,443

OTHER INCOME (EXPENSES)	(48)	52	(57)	117

INCOME BEFORE INCOME TAXES	3,051	3,995	4,555	8,560

INCOME TAX EXPENSE	609	839	925	1,798

NET INCOME	$2,442	$3,156	$3,630	$6,762

INCOME PER SHARE
Basic	$0.33	$0.43	$0.50	$0.92
Diluted	$0.33	$0.42	$0.49	$0.91
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,312	7,388	7,332	7,388
Diluted	7,334	7,431	7,360	7,436

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
GROSS MARGIN
GROSS MARGIN, AS REPORTED	$19,462	$21,441	$38,781	$44,419
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES*	986	-	1,974	-
ADJUSTED GROSS MARGIN	$20,448	$21,441	$40,755	$44,419

OPERATING EXPENSES	$16,363	$17,498	$34,169	$35,976

INCOME FROM OPERATIONS, ADJUSTED	$4,085	$3,943	$6,586	$8,443

OTHER INCOME AND (EXPENSES):	(48)	52	(57)	117

NET INCOME
NET INCOME, AS REPORTED	$2,442	$3,156	$3,630	$6,762
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES, AFTER TAX	789	-	1,570	-
ADJUSTED NET INCOME	$3,231	$3,156	$5,200	$6,762

NET INCOME PER SHARE, AS REPORTED
BASIC	$0.33	$0.43	$0.50	$0.92
DILUTED	$0.33	$0.42	$0.49	$0.91

ADJUSTED NET INCOME PER SHARE
BASIC	$0.44	$0.43	$0.71	$0.92
DILUTED	$0.44	$0.42	$0.71	$0.91

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,312	7,388	7,332	7,388
DILUTED	7,334	7,431	7,360	7,436

*  Adjustment related to the overhead, payroll expenses and supplies incurred during the temporary closure of our manufacturing facilities due to COVID-19.